UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/13/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 11, 2008, Raser Technologies, Inc. (the "Company"), through its subsidiary, Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company ("Lightning Dock"), executed a renewable power purchase and sale agreement (the "Agreement") with the Salt River Project Agricultural Improvement and Power District, a political subdivision of the State of Arizona ("Salt River"). Subject to certain conditions, the Agreement requires the Company to build a geothermal generating facility in the Animas Valley, Hidalgo County, New Mexico (the "Plant"). The Agreement provides for the delivery by the Company of up to 10 megawatts of geothermal renewable power for 20 years. Subject to certain exceptions, the Company is required to begin delivering electricity through the Plant no later than September 30, 2009 and is required to use reasonable commercial efforts to deliver electricity through the Plant by December 15, 2008.

The Agreement provides for a selling price per megawatt hour with an annual increase over the term of the Agreement. The terms of the Agreement were established pursuant to negotiations between the Company and Salt River, and are generally consistent with the current market for renewable power purchase agreements.

The foregoing descriptions of the Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is filed as an exhibit hereto and is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description
10.1         Renewable Power Purchase and Sale Agreement, dated June 11, 2008, between the Salt River Project Agricultural Improvement and Power District and Lightning Dock Geothermal HI-01, LLC

        Confidential treatment has been requested for portions of this exhibit.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: June 13, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1